Exhibit 10.18.1

DATED 19 March 1999

LEARNING TREE INTERNATIONAL INC.	(1)

LEARNING TREE INTERNATIONAL LIMITED	(2)

COURTLANDS DEVELOPMENTS LIMITED	(3)

COUNTERPART GUARANTEE AND RENT DEPOSIT DEED

relating to a lease dated 19 March 1999 in respect of

Euston House 24 Eversholt Street London

Norton Rose

London

THIS DEED     made on                             19 March                1999

BETWEEN:

(1)	LEARNING TREE INTERNATIONAL, INC. whose registered office is at 6053 West Century Boulevard Suite 200 PO Box 45028 Los Angeles California 90045 USA (the “Guarantor”)

(2)	LEARNING TREE INTERNATIONAL LIMITED (Company No. 1392643) whose registered office is at Mole Business Park, Leatherhead, Surrey KT22 7AD (the “Tenant”)

(3)	COURTLANDS DEVELOPMENTS LIMITED (Company No. 00871088) whose registered office is at Chelsea House West Gate London W5 1DR (“the Landlord”)

WITNESSES as follows:

1	Definitions and Interpretation

1.1	In this Deed unless the context otherwise requires the following expressions shall have the following meanings:

“Arbitration” means the decision of an independent person to be agreed upon by the parties or in the event of a failure to agree to be appointed by the Chartered Institute of Arbitrators at the request of the parties and the person so appointed shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996.

“Assignee Qualifying Accounts” means audited accounts which show three (3) consecutive years (the latest of which being the most recent year in respect of which audited accounts of the Tenant’s assignee have been prepared) where the Tenant’s assignee’s pre-tax profits are equal to or greater than three (3) times the Basic Rent (as defined by the Lease) payable from time to time.

“Deposit” means Six Million Pounds (£6,000,000) or Five Million Pounds (£5,000,000) in the circumstances specified in clause 17.

“Deposit Account” means the deposit account earning the best interest from time to time reasonably obtainable at a major clearing bank (such account having been agreed upon between the parties to this Deed) opened by the Landlord’s Solicitors and the Tenant’s Solicitors in the Tenant’s name on or before the date of this Deed and in which the Deposit is placed.

“Deposit Balance” means the amount from time to time standing to the credit of the Deposit Account (excluding interest having accrued thereon)

“Guarantee Qualifying Accounts” means audited accounts which accounts may be produced either before or after any assignment of the Lease which show three (3) consecutive years where the Tenant’s pre-tax profits are equal to or greater than three (3) times the Basic Rent (as defined in the Lease) payable from time to time.

“Landlord” includes the immediate reversioner from time to time to the Lease (or the party who would be that reversioner if the Lease continued to subsist)

“Landlord’s Solicitors” means Messrs. McGuiness Finch of 9 Stratford Place London W1N 9AE or such other solicitor or firm of solicitors as shall for the time being be acting for the Landlord.

“Lease” means a lease of the Premises date 19 March 1999 made between to Landlord (1) the Tenant (2) and the Guarantor (3) and includes where relevant any deed of variation licence consent or other document supplemental to or associated with the Lease to which in each case the Tenant is a party

“Liabilities” means all the obligations and liabilities of the Tenant under the Lease including without limitation all rent reserved under the Lease together with interest (as well after as before judgment) to date of payment at such rate and upon such terms as may from time to time be specified in the Lease and all fair and proper fees and other charges costs and expenses as may be incurred by the Landlord in enforcing this Deed on a full and unqualified indemnity basis

“Premises” means Euston House 24 Eversholt Street London NW1 as is more particularly described in the Lease

“Tenant’s Solicitors” means Messrs. Norton Rose of Kempson House PO Box 570 Camomile Street London EC3A 7AN or such other solicitor or firm of solicitors as shall for the time being be acting for the Tenant

“Terminating Event” means the disclaimer of the Lease by a liquidator or trustee in bankruptcy of the Tenant or the Tenant being wound up or ceasing to exist so that the Lease no longer has effect or the forfeiture of the Lease

1.2	In this Deed unless the context otherwise requires:

(a)	words importing any gender include every gender

(b)	references to numbered clauses are to the relevant numbered clauses of this Deed

(c)	words importing the plural shall include the singular and vice versa

(d)	references to a person shall include references to an individual firm company corporation or unincorporated body of persons

1.3	The benefit from this Deed shall enure for the benefit of any party falling within the definition of “Landlord” as if such party had been named in this Deed as a party instead of or in addition to the Landlord

2	Guarantee

2.1	In consideration of the Landlord granting the Lease to the Tenant the Guarantor unconditionally and irrevocably covenants with and guarantees to the Landlord that until released in accordance with clause 11 or 13 the Tenant will pay and discharge the Liabilities when the same fall due or are expressed to fall due under the Lease for payment and discharge upon the following terms and conditions

2.2	The Guarantor shall upon being requested to do so by the Landlord enter into any deed of variation licence consent or other document to which in each case the Tenant is a party and which is in each case supplemental to the Lease for the purpose of acknowledging that the Guarantor’s liabilities under this Deed are not thereby released

2.3	The Guarantee and covenant contained in clause 2.1 shall impose upon the Guarantor the same liability as if the Guarantor were itself the principal debtor in respect of the Liabilities and such liability shall continue notwithstanding (and shall not be discharged in whole or in part or otherwise affected by):

(a)	any forbearance by the Landlord to enforce against the Tenant its covenants in the Lease

(b)	the giving of time or other concessions or the taking or holding of or varying realising releasing or not enforcing any other security for the liabilities of the Tenant

(c)	any legal limitation or incapacity relating to the Tenant

(d)	the invalidity or unenforceability of any of the obligations of the Tenant

(e)	the Tenant ceases to exist

(f)	the giving and subsequent withdrawal of any notice to determine the Lease

(g)	the disclaimer of the Lease

(h)	any other act or omission of the Landlord or any other circumstances which but for this clause 2 would discharge the Guarantor and for the purposes of this clause 2.3 the Tenant shall be deemed to be liable to continue to pay and discharge the Liabilities notwithstanding any of the above matters and any money expressed to be payable by the Tenant which may not be recoverable from the Tenant for any such reason shall be recoverable by the Landlord from the Guarantor as principal debtor

3	New Lease

3.1	The Guarantor shall if required by the Landlord in writing within the period beginning on the day of a Terminating Event and expiring three months after the Landlord has been notified in writing by the Guarantor or the Tenant of that Terminating Event accept (and execute and deliver to the Landlord a counterpart of) a new lease of the Premises and the Guarantor shall also pay all legal charges and stamp duties reasonably incurred by the Landlord in respect of that new lease

3.2	The new lease referred to in clause 3.1 shall:

(a)	be for a term commencing on the date of the Terminating Event and expiring on the date on which the contractual term originally granted by the Lease would have expired by effluxion of time

(b)	be at the rent which would then have been payable under the Lease and

(c)	be otherwise on the same terms as the Lease

3.3	If a new lease is granted under this clause 3 then from the date of grant the liability of the Guarantor under that new lease shall replace the liability of the Guarantor under this Deed

4	Enforcement and Notices

4.1	No failure or delay on the part of the Landlord to exercise any power right or remedy under this Deed or at law shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any such power right or remedy preclude its further exercise or the exercise of any other power right or remedy

4.2	Any notice demand or legal process to be served on the Guarantor under this Deed shall be in writing and (in addition to any other valid method of service) shall be sufficiently served if delivered to or if sent by registered or recorded delivery post to the registered office of the Guarantor addressed to the Guarantor and marked for the attention of the Vice President Administration and (if served by post) shall be deemed served 10 days after the date of posting

4.3	Any notice demand or legal process to be served on the Tenant shall incorporate the provisions as to notices in Section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 and shall be marked for the attention of the Tenant’s Company Secretary at the Premises or any such other address as the Tenant shall have previously notified the Landlord in writing

5	Security taken by Guarantor

5.1	Until the Liabilities have been paid and discharged in full the Guarantor shall not without the Landlord’s written consent exercise any of its rights:

(a)	to take the benefit of or share in or enforce any security or other guarantee or indemnity for the Liabilities; or

(b)	to prove in the bankruptcy or liquidation of the Tenant in competition with the Landlord

5.2	The Guarantor has not taken any security from the Tenant and agrees not to do so except any liens as between the Tenant and the Guarantor or any fixed and/or floating charges over the Tenant’s assets

5.3	Any security taken by the Guarantor in breach of clause 5.2 and all monies at any time received in respect of it shall be held in trust for the Landlord as security for the liability of the Guarantor under this Deed

5.4	For the avoidance of doubt this clause 5 shall not in any way restrict the Guarantor’s rights to draw dividends from or distribute the profits of the Tenant

6	Set-off and Deductions

All payments made by the Guarantor under this Deed shall be made without set- off or deduction (whether legal or equitable) or counterclaim

7	Rent Deposit

7.1	The Landlord’s Solicitors and the Tenant’s Solicitors are hereby irrevocably authorised by the Landlord and the Tenant to act jointly as stakeholders in the operation of the Deposit Account in accordance with this Deed and in particular in:

(a)	the making of payments into the Deposit Account

(b)	the withdrawal of sums from the Deposit Account

(c)	accounting to the Landlord and the Tenant for money due to either of them from the Deposit Account

7.2	In the event that any rental liabilities comprised within the Liabilities have not been paid within the relevant 7 days or 14 days specified in the Lease the Landlord shall be entitled to serve written notice on the Tenant (and the Guarantor) requesting such payment and if the Tenant does not make such payment within 7 days of receipt of such notice the Landlord shall be entitled to instruct the Landlord’s Solicitors and the Tenant’s Solicitors to make withdrawals from the Deposit Account in respect of such non-payment of rental liability

7.3	In the event of any failure by the Tenant to perform or discharge any non-rental liabilities comprised within the Liabilities the Landlord shall be entitled to instruct the Landlord’s Solicitors and the Tenant’s Solicitors to make withdrawals from the Deposit Account of such sum as is assessed by court judgment or Arbitration

8	Charge

8.1	The Tenant with full title guarantee hereby charges the Deposit and all its rights title and benefit whatsoever both present and future therein to the Landlord by way of first fixed charge as a continuing security for the payment and discharge of the Liabilities

8.2	The Landlord agrees that any interest which has accrued on the Deposit shall belong to the Tenant and as soon as such interest is credited to the Deposit Account in accordance with the terms under which the Deposit Account is held such interest shall be directly debited from the Deposit Account to an account specified by the Tenant and notified to the Landlord’s Solicitors and the Tenant’s Solicitors and such interest shall not be withheld or withdrawn from the Deposit Account by the Landlord

9	Substitution of Security

9.1	It is hereby agreed that the Tenant may upon giving written notice to the Landlord substitute the Deposit with a Letter of Credit or a Bank Guarantee from a bank with an operating presence in the UK to be agreed by the parties acting reasonably in such form as the parties acting reasonably agree

9.2	On the date of substitution in accordance with clause 9.1 the Deposit Account shall be closed and the Deposit Balance released to the Tenant upon the terms contained in clause 12

10	Continuing Security

10.1	This Deed shall be a continuing security notwithstanding any settlement of account or other matter whatsoever and shall remain in full force and effect until all the Liabilities have been paid or discharged in full or until the Guarantee and Deposit Balance have been released in accordance with clauses 11, 12 or 13

10.2	This Deed is in addition to and shall not merge with or otherwise prejudice or affect any contractual or other right or remedy or any other security now or hereafter held by or available to the Landlord and shall not be in any way prejudiced or affected thereby or by the invalidity thereof or by the Landlord now or hereafter dealing with exchanging releasing varying or abstaining from perfecting or enforcing any of the same or any rights which it may now or hereafter have or giving time for payment or indulgence or compounding with any other person liable

11	Guarantor Release

The Guarantor shall be released from its liability under this Deed on the earliest of:

(a)	the date on which the Tenant is released from its liability under the Lease by operation of Section 5 Landlord and Tenant (Covenants) Act 1995

(b)	the date on which the Tenant produces to the Landlord Guarantee Qualifying Accounts

(c)	the date of determination of the Lease by effluxion of time

(d)	the occurrence of a Terminating Event unless the Landlord requests the Guarantor to enter into a new lease in accordance with clause 3

(e)	the date of release in accordance with clause 13

but without prejudice to the rights of any parties to this Deed in respect of antecedent breaches

12	Deposit Release

The Deposit Account will be closed upon the earliest of:

(a)	the date on which the Tenant is released from its liability under the Lease by operation of Section 5 Landlord and Tenant (Covenants) Act 1995

(b)	the date upon which the Guarantor’s audited accounts show three (3) consecutive years when the Guarantor’s pre-tax profits are equal to or greater than three (3) times the Basic Rent (as defined in the Lease) and the Tenant’s pre-tax, audited profits for three (3) consecutive years are equal to or greater than two (2) times the Basic Rent (as defined in the Lease)

(c)	in the event that the Guarantor is required to take up a new lease in accordance with clause 3 the date upon which the Guarantor’s audited accounts show three (3) consecutive years when the Guarantor’s pre-tax profits are equal to or greater than three (3) times the Basic Rent (as defined in the Lease)

(d)	the date of determination of the Lease by effluxion of time

(e)	the date of release in accordance with clause 13

whereupon the Deposit Balance shall be released to the Tenant after first being applied by payment to the Landlord in accordance with the provisions of this Deed in satisfaction of all lawful claims made by the Landlord (if any) against the Tenant arising out of default by the Tenant in respect of the Liabilities in accordance with clause 7.2 and 7.3

13	Assignee Release

In the event that the Tenant or the Guarantor (if the Guarantor has been required to take up a new lease in accordance with clause 3) assigns the Lease to an assignee in accordance with clause 4.23 of the Lease the Tenant and the Guarantor shall on the date that the Assignee produces to the Landlord Assignee Qualifying Accounts be released from their liabilities under this Deed and the Deposit Account will close and the Deposit Balance shall be released to the Tenant in accordance with clause 12 on the date that the assignee produces to the Landlord Assignee Qualifying Accounts

14	Assignment by Landlord

The Landlord may assign the benefit of this Deed to any person who is (or is about to become) the immediate reversioner to the Lease

15	Severable Nature of Obligations

15.1	Each of the provisions of this Deed is severable from the others and if at any time one or more of such provisions is or becomes illegal invalid or unenforceable the legality validity and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired in consequence

16	Proper law

16.1	This Deed shall be governed by law and construed in accordance with the laws of England and the Courts of England are to have jurisdiction but without prejudice to the Landlord’s execlusive right to commence proceedings against the Tenant and/or the Guarantor in any other jurisdiction

16.2	The Guarantor irrevocably authorises and appoints the Tenant’s Solicitors (or such other firm of solicitors resident in England or Wales as it may from time to time by written notice to the landlord substitute) to accept service of all legal process arising out of or connected with this Deed PROVIDED THAT there shall not be deemed service unless there is service on both the Tenant’s Solicitors (or such substitute) and the Guarantor (in accordance with clause 4.2)

17	Deposit Reduction

If the Guarantor’s audited accounts shoe three (3) consecutive years where the Guarantor’s pre-tax profits are equal to or greater than three (3) times the Basic Rent (as defined in the Lease) the deposit shall be reduced to Five Million pounds (£5,000,000) and for the avoidance of doubt the Guarantor shall not be required to make any payments to increase the Deposit Balance

18	Disputes

Any Dispute between parties shall be referred to Arbitration

IN WITNESS of which each party has duly executed this Agreement as a Deed the date first above written

EXECUTED AS A DEED for	)
and on behalf of COURTLANDS	)
DEVELOPMENTS LIMITED	)

Director	/s/ Signature on File

Secretary	/s/ Signature on File